1875 K Street, NW Washington, DC 20006 Tel: 202 303 1000 Fax: 202 303 2000

VIA EDGAR

March 5, 2012

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	iShares U.S. ETF Trust

Securities Act File No. (not yet assigned)

Investment Company Act File No. (811-22649)

Ladies and Gentlemen:

On behalf of the iShares U.S. ETF Trust (the “Trust”), we hereby transmit for filing with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 an initial Registration Statement on Form N-1A.

The Registration Statement is being filed as a registration for the sole purpose of adding a new fund to the Trust:

iShares Ultrashort	Bond Fund (the “Fund”).

If you have any questions or need further information, please call me at (202) 303-1124.

Sincerely,

/s/ Benjamin J. Haskin

cc:	Andrew Josef, Esq.
Katherine Drury
Michael Gung
Joel Whipple

NEW YORK    WASHINGTON    PARIS    LONDON    MILAN    ROME     FRANKFURT    BRUSSELS

in alliance with Dickson Minto W.S., London and Edinburgh